SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                            (Amendment No.___1____)*


                                   Zamba, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   988 881 108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)

                               Page 1 of 12 Pages
                            Exhibit Index on page 11

------------------------                                ------------------------
CUSIP NO. 988 881 108                 13 G                 Page 2 of 12 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     See Item 2 for identification of  General Partner
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Vanguard Associates III, L.P. ("Vanguard III")
            Tax ID Number:    77-0182090
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [ ]  (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

            California
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      0
           OWNED BY EACH
             REPORTING
              PERSON
               WITH

                                     -------------------------------------------
                                        6    SHARED VOTING POWER

                                             0
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             0
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      0

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       0%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             PN

--------------------------------------------------------------------------------

------------------------                                ------------------------
CUSIP NO. 988 881 108                 13 G                 Page 3 of 12 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     See Item 2 for identification of  General Partner
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Gill Myers Partners ("GM Partners")
            Tax ID Number:    77-0182092
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [ ]  (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

            California
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      0
           OWNED BY EACH
             REPORTING
              PERSON
               WITH

                                     -------------------------------------------
                                        6    SHARED VOTING POWER

                                             0
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             0
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      0

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       0%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             PN

--------------------------------------------------------------------------------

------------------------                                ------------------------
CUSIP NO. 988 881 108                 13 G                 Page 4 of 12 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Jack M. Gill ("Gill")
            Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [ ]  (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S. Citizen
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      12,000 shares
           OWNED BY EACH
             REPORTING
              PERSON
               WITH

                                     -------------------------------------------
                                        6    SHARED VOTING POWER

                                             0
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             12,000 shares
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      12,000

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       0.0%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             IN

--------------------------------------------------------------------------------

------------------------                                ------------------------
CUSIP NO. 988 881 108                 13 G                 Page 5 of 12 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Curtis K. Myers ("Myers")
            Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [ ]  (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S. Citizen
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      19,000
           OWNED BY EACH
             REPORTING
              PERSON
               WITH

                                     -------------------------------------------
                                        6    SHARED VOTING POWER

                                             0
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             19,000
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      12,000

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       0.1%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             IN

--------------------------------------------------------------------------------

------------------------                                ------------------------
CUSIP NO. 988 881 108                 13 G                 Page 6 of 12 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Clifford H. Higgerson ("Higgerson")
            Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [ ]  (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S. Citizen
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      28,377
           OWNED BY EACH
             REPORTING
              PERSON
               WITH

                                     -------------------------------------------
                                        6    SHARED VOTING POWER

                                             0
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             28,377
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      28,377

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       0.1%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             IN

--------------------------------------------------------------------------------

------------------------                                ------------------------
CUSIP NO. 988 881 108                 13 G                 Page 7 of 12 Pages
------------------------                                ------------------------

ITEM 1(a). NAME OF ISSUER:

           Zamba, Inc.


ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           7301 Ohms Lane, Suite 200
           Minneapolis, MN 55439


ITEM 2(a). NAME OF PERSON FILING:

           This statement is filed by Vanguard Associates III, L.P., a California limited partnership, ("Vanguard III"), Gill Myers Partners, a California limited partnership, ("GM Partners"), and Jack
           M. Gill ("Gill"), Curtis K. Myers ("Myers"), and Clifford H. Higgerson ("Higgerson"), the general partners of GM Partners. The foregoing entities and individuals are collectively referred to as the "Reporting Persons".

           GM Partners is the general partner of Vanguard III, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Vanguard III. Gill, Myers and Higgerson are the general partners of GM Partners, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by GM Partners.


ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

           The address of the principal business office for each of the Reporting Persons is:

           Vanguard Venture Partners
           525 University Avenue, Suite 600
           Palo Alto, California 94301


ITEM 2(c) CITIZENSHIP:

           Vanguard III and GM Partners are California limited partnerships. Gill, Myers and Higgerson are United States Citizens


ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           Common Stock


ITEM 2(e). CUSIP NUMBER:

           988 881 108


ITEM 3. Not Applicable

------------------------                                ------------------------
CUSIP NO. 988 881 108                 13 G                 Page 8 of 12 Pages
------------------------                                ------------------------

ITEM 4.    OWNERSHIP:

           The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:


               ITEM 1. (a) Amount beneficially owned:

                  See Row 9 of cover page for each Reporting Person.

               ITEM 2. (b) Percent of Class:

                  See Row 11 of cover page for each Reporting Person.

               ITEM 3. (c) Number of shares as to which such person has:

                           (i) Sole power to vote or to direct the vote: See Row 5 of cover page for each Reporting Person.

                           (ii) Shared power to vote or to direct the vote: See Row 6 of cover page for each Reporting Person.

                           (iii) Sole   power  to   dispose  or  to  direct  the
                                 disposition of: See Row 7 of cover page for each Reporting Person.

                           (iv) Shared power to dispose or to direct the disposition of: See Row 8 of cover page for each Reporting Person.


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X] Yes


ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

           Under certain circumstances set forth in the limited partnership agreements of Vanguard III and GM Partners, the general and limited partners, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

           Not applicable.


ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

           Not applicable

------------------------                                ------------------------
CUSIP NO. 988 881 108                 13 G                 Page 9 of 12 Pages
------------------------                                ------------------------

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP:

           Not applicable


ITEM 10.   CERTIFICATION:

           Not applicable

------------------------                                ------------------------
CUSIP NO. 988 881 108                 13 G                 Page 10 of 12 Pages
------------------------                                ------------------------

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 10, 2000


                                          VANGUARD III, a California Limited
                                          Partnership

                                          By: /s/  Clifford H. Higgerson
                                              ----------------------------------
                                              Clifford H. Higgerson
                                              Authorized Signatory


                                          Gill Myers Partners, a California
                                          Limited Partnership

                                          By: /s/  Clifford H. Higgerson
                                              ----------------------------------
                                              Clifford H. Higgerson
                                              Authorized Signatory


                                          INDIVIDUAL

                                          By: /s/ Jack M. Gill
                                              ----------------------------------
                                              Jack M. Gill


                                          INDIVIDUAL

                                          By: /s/ Curtis K Myers
                                              ----------------------------------
                                              Curtis K. Myers


                                          INDIVIDUAL

                                          By: /s/ Clifford H. Higgerson
                                              ----------------------------------
                                              Clifford H. Higgerson

------------------------                                ------------------------
CUSIP NO. 988 881 108                 13 G                 Page 11 of 12 Pages
------------------------                                ------------------------

                                  EXHIBIT INDEX

                                                                  Found on
                                                                Sequentially
Exhibit                                                         Numbered Page
-------                                                         -------------
Exhibit A:  Agreement of Joint Filing                                12

                                    EXHIBIT A

                            Agreement of Joint Filing

     The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Zamba, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: February 10, 2000

February 10, 2000                         VANGUARD III, a California Limited
                                          Partnership

                                          By: /s/  Clifford H. Higgerson
                                              ----------------------------------
                                              Clifford H. Higgerson
                                              Authorized Signatory


February 10, 2000                         Gill Myers Partners, a California
                                          Limited Partnership

                                          By: /s/  Clifford H. Higgerson
                                              ----------------------------------
                                              Clifford H. Higgerson
                                              Authorized Signatory


February 10, 2000                         INDIVIDUAL

                                          By: /s/ Jack M. Gill
                                              ----------------------------------
                                              Jack M. Gill


February 10, 2000                         INDIVIDUAL

                                          By: /s/ Curtis K Myers
                                              ----------------------------------
                                              Curtis K. Myers


February 10, 2000                         INDIVIDUAL

                                          By: /s/ Clifford H. Higgerson
                                              ----------------------------------
                                              Clifford H. Higgerson